Exhibit 99.1

Black Raven Energy, Inc.

Acquired Properties

Unaudited Combined Statements of Revenues and Direct Operating Expenses

Three months ended March 31, 2011 and 2010

	2011	2010

Revenues:
Revenues from working interests	$539,574	$373,264
Total revenues	539,574	373,264

Direct operating expenses:
Lease operating expenses	299,055	188,797
Production and other taxes	5,773	3,994
Total direct operating expenses	304,828	192,791

Excess of revenues over direct operating expenses	234,746	180,473

See accompanying notes to these unaudited statements of revenues and direct operating expenses.

Black Raven Energy, Inc.

Acquired Properties

Notes to Combined Unaudited Statements of Revenues and Direct Operating Expenses

Three months ended March 31, 2011 and 2010

Note 1—Basis of Presentation

On May 25, 2011, Black Raven Energy, Inc. (“Black Raven”) entered into a Purchase and Sale Agreement (the “Agreement”) with Adena Badger Creek LLC (the “Seller”) to acquire producing assets and leaseholds associated with oil properties in Morgan County, Colorado.  The acquisition was effective May 1, 2011 (the “Effective Date”) and closed on July 27, 2011 for an adjusted total purchase price of approximately $15.75 million in cash, subject to contractual post-closing adjustments as set forth in the Agreement.

Total revenues in the accompanying unaudited statements of revenues and direct operating expenses consisted of oil production of 6,171 barrels from 8 wells during the first three months of 2011 as compared to oil production of 5,456 from 6 wells during the first three months of 2010.  These wells were operated by Klabzuba Oil and Gas, Inc.

The Seller did not prepare separate stand-alone historical financial statements for these assets in accordance with accounting principles generally accepted in the United States of America.  Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Seller.  The statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X, and are not necessarily indicative of the results of operations for the properties in future periods due to the exclusion of certain expenses.  The accompanying statements of revenues and direct operating expenses were compiled from the historical accounting records of the Seller.

Certain excluded expenses as further described in Note 5 were not allocated to the Seller’s historical financial records.  Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and may not be indicative of the performance of the properties had they been owned by Black Raven.

These unaudited statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, members’ equity, and cash flows of the Seller and may not be indicative of the results of operations for the Seller going forward.

Note 2—Significant Accounting Policies

Use of Estimates

The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses.  Actual results could differ from those estimates.

Revenue Recognition

Total revenues in the accompanying unaudited statements of revenues and direct operating expenses include the sale of oil to purchasers.  The Seller recognizes revenues based on the amount of oil sold to purchasers when delivery to the purchaser has occurred and title has transferred.  Total revenues do not include the effect of hedges on production from these properties because hedging activities of the Seller may not be reflective of the strategy that might be used by Black Raven.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and consist of direct expenses associated with the properties acquired by Black Raven.  The direct operating expenses include lease operating and production and other tax expense.  Lease operating expenses include lifting costs, well repair, surface repair, well workover costs, and other field expenses.  Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil production activities.  Production and other taxes consist of severance and ad valorem taxes.

Note 3—Related Party Transactions

The properties are operated by an affiliate of the Seller.  All revenues and expenditures are processed by the affiliate.  Producing and drilling overhead charges are not included as expenses in the accompanying unaudited statements of revenues and direct operating expenses.

Note 4—Contingencies

The activities of the Seller are subject to potential claims and litigation in the normal course of operations.  The Seller’s management does not believe that any potential liability resulting from any future litigation, claims, or assessments would have a material effect on the operations or financial results of the properties.

Note 5—Excluded Expenses

As discussed in Note 1, certain costs and expenses of the Seller have not been included in the accompanying unaudited statements of revenue and direct operating expenses.  These costs, which do not contribute directly to the revenue generating activities of the properties, include general and administrative expenses, interest, income taxes, and other indirect expenses of the Seller that are not allocated to the properties.  Such excluded costs are not reasonably known by management of the Seller, and may not be indicative of future costs to be incurred by Black Raven.

Also, depreciation, depletion, and amortization and accretion of the asset retirement obligation have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not necessarily be indicative of those expenses that will be incurred by Black Raven due to Black Raven’s new cost basis in the properties.